As filed with the Securities and Exchange Commission on October 3, 2006
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________

FORM S-8
Registration Statement
under the Securities Act of 1933
___________

ROYAL FINANCIAL, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	20-1636029 (I.R.S. Employer Identification No.)

9226 S. Commercial Avenue
Chicago, Illinois 60617
(Address, including zip code of registrant’s principal executive office)
___________

ROYAL FINANCIAL, INC. 2005 STOCK OPTION PLAN

ROYAL FINANCIAL, INC. 2005 RECOGNITION AND RETENTION PLAN AND TRUST AGREEMENT
(Full title of the plans)
___________
Leonard Szwajkowski
Senior Vice President and Chief Financial Officer
Royal Financial, Inc.
9226 S. Commercial Avenue
Chicago, Illinois 60617
(773) 768-4800
(Name, address and telephone number, including area code, of agent for service)

Copies to:

Jennifer Durham King, Esq.
Vedder, Price, Kaufman & Kammholz, P.C.
222 North LaSalle Street
Chicago, Illinois 60601
(312) 609-7500

___________

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(2)(3)
Common Stock, $0.01 par value	264,500 shares	$15.10(2)	$3,993,950(2)	$428(2)
Common Stock, $0.01 par value	105,800 shares	$15.10(2)	$1,597,580(2)	$171(2)

(1)
In addition, pursuant to Rule 416 under the Securities Act of 1933, this registration statement also covers an indeterminate number of additional shares that may become issuable pursuant to the Plans by reason of any stock dividend, stock split, recapitalization or other similar transaction.

(2)
Estimated in accordance with Rule 457(c), solely for the purpose of calculating the registration fee, based upon the average of the high and low sales prices per share of the Common Stock, as reported on the Nasdaq Over-the-Counter Market, of $15.10 per share on September 29, 2006.

PART I

 INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The Registration Statement relates to the registration of 264,500 shares of Common Stock, $0.01 par value per share of Royal Financial, Inc. (the “Registrant” or “Company”) reserved for issuance and delivery under the Royal Financial, Inc. 2005 Stock Option Plan (the “Stock Option Plan”), and 105,800 shares of common stock of the Company reserved for issuance and delivery under the Royal Financial, Inc. 2005 Recognition and Retention Plan and Trust Agreement (the “MRP Plan”, and collectively with the Stock Option Plan, the “Plans”). The Plans were approved by the Registrant’s stockholders on October 26, 2005.

The documents containing the information required by this Part I will be sent or given to those persons who participate in the Stock Option Plan and the MRP Plan as specified by Rule 428(b)(1), all of whom are employees or directors of Royal Financial, Inc. or its bank subsidiary, Royal Savings Bank. Such documents are not required to be filed with the Securities and Exchange Commission (the “Commission”) as a part of this Registration Statement or as an Exhibit, but constitute (along with the documents incorporated by reference into the Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The Registrant incorporates by reference into this Registration Statement the documents listed below, which have previously been filed by the Registrant with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”):

•	The Registrant’s Annual Report on Form 10-KSB for the fiscal year ended June 30, 2006, filed with the Commission on September 28, 2006 (File No. 000-51123);

•	The Registrant’s definitive Proxy Statement for its 2006 annual stockholders’ meeting filed with the Commission on September 29, 2006 (File No. 000-51123); and

•	The description of the Registrant’s Common Stock contained in the Registration Statement on Form 8-A, filed with the Commission on January 20, 2005 (File No. 000-51123).

In addition, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, are deemed to be incorporated by reference in this Registration Statement and are to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law grants each corporation organized thereunder the powers to indemnify any individual made party or threatened to be made party to any threatened, pending or completed action, suit or proceeding because the individual is or was a director, officer, employee or agent of the corporation, against actual and reasonable expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement incurred with respect to an action, suit or proceeding if the individual acted in good faith, and the individual reasonably believed: (a) that the individual’s conduct was in the corporation’s best interests; (b) that the individual’s conduct was at least not opposed to the corporation’s best interests; and (c) in the case of any criminal proceeding, that the individual had no reasonable cause to believe the individual’s conduct was unlawful. However, there will be limited or no indemnification for directors, officers, employees or agents adjudged to be liable to the corporation where such individuals are parties to any action by or in the right of the corporation.

Article Nine of the Registrant’s Certificate of Incorporation provides as follows:

Article 9: Liability of Directors and Officers.  The personal liability of the directors and officers of the Corporation for monetary damages shall be eliminated to the fullest extent permitted by the General Corporation Law of the State of Delaware as it exists on the effective date of this Certificate of Incorporation or as such law may be thereafter in effect. No amendment, modification or repeal of Article 9 shall adversely affect the rights provided thereby with respect to any claim, issue or matter in any proceeding that is based in any respect on any alleged action or failure to act prior to such amendment, modification or repeal.

Article Ten of the Registrant’s Certificate of Incorporation provides as follows:

Article 10: Indemnification.  The Corporation shall indemnify its directors, officers, employees, agents and former directors, officers, employees and agents, and any other persons serving at the request of the Corporation as a director, officer, employee or agent of another corporation, association, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees, judgments, fines and amounts paid in settlement) incurred in connection with any pending or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative, with respect to which such director, officer, employee, agent or other person is a party, or is threatened to be made a party, to the full extent permitted by the General Corporation Law of the State of Delaware; provided, however, that the Corporation shall not be liable for any amounts which may be due to any person in connection with a settlement of any action, suit or proceeding effected without its prior written consent or any action, suit or proceeding initiated by any person seeking indemnification hereunder without its prior written consent. The indemnification provided herein (i) shall not be deemed exclusive of any other right to which any person seeking indemnification may be entitled under any bylaw, agreement or vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in any other capacity, and (ii) shall inure to the benefit of the heirs, executors and administrators of any such person. The Corporation shall have the power, but shall not be obligated, to purchase and maintain insurance on behalf of any person or persons enumerated above against any liability asserted against or incurred by them or any of them arising out of their status as corporate directors, officers, employees, or

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agents whether or not the Corporation would have the power to indemnify them against such liability under the provisions of Article 10.

Article VI of the Registrant’s Bylaws provides as follows:

6.1  Indemnification.  The Corporation shall provide indemnification to its directors, officers, employees, agents and former directors, officers, employees and agents and to others in accordance with the Corporation’s Certificate of Incorporation.

6.2  Advancement of Expenses.  Reasonable expenses (including attorneys’ fees) incurred by a director, officer or employee of the Corporation in defending any civil, criminal, administrative or investigative action, suit or proceeding described in Section 6.1 may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors only upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that the person is not entitled to be indemnified by the Corporation.

6.3  Other Rights and Remedies.  The indemnification and advancement of expenses provided by, or granted pursuant to, Article VI shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the Corporation’s Certificate of Incorporation, any agreement, vote of stockholders or disinterested directors or otherwise, both as to actions in their official capacity and as to actions in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer or employee and shall inure to the benefit of the heirs, executors and administrators of such person.

6.4  Insurance. Upon resolution passed by the Board of Directors, the Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer of employee of the Corporation, or is or was serving at the request of the corporation as a director, officer or employee of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of its Certificate of Incorporation or Article VI.

6.5  Modification.  The duties of the Corporation to indemnify and to advance expenses to a director, officer or employee provided in Article VI shall be in the nature of a contract between the Corporation and each such person, and no amendment or repeal of any provision of Article VI shall alter, to the detriment of such person, the right of such person to the advance of expenses or indemnification related to a claim based on an act or failure to act which took place prior to such amendment or repeal.

The effect of the foregoing provisions of the Delaware General Corporation Law, the Company’s Certificate of Incorporation and Bylaws would be to permit such indemnification of officers and directors by the Company for liabilities arising under the Securities Act of 1933.

The Registrant has purchased $10 million of insurance which insures the Registrant’s directors and officers against liability which they may incur as a result of actions taken in such capacities.

Item 7.  Exemption from Registration Claimed.

Not applicable.

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Item 8.  Exhibits.

Exhibit Number	Description of Exhibit
4.1	Certificate of Incorporation of Royal Financial, Inc. (filed as an exhibit to the Registrant’s registration statement on Form SB-2 (File No. 333-119138) and incorporated herein by reference).
4.2	Bylaws of Royal Financial, Inc. (filed as an exhibit to the Registrant’s registration statement on Form SB-2 (File No. 333-119138) and incorporated herein by reference).
4.3	Royal Financial, Inc. 2005 Stock Option Plan (filed as an appendix to the Registrant’s proxy statement for its 2005 annual meeting of stockholders and incorporated herein by reference).
4.4
Royal Financial, Inc. 2005 Management Recognition and Retention Plan and Trust Agreement (filed as an appendix to the Registrant’s proxy statement for its 2005 annual meeting of stockholders and incorporated herein by reference).

5.1	Opinion of Vedder, Price, Kaufman & Kammholz, P.C.
23.1	Consent of Crowe Chizek and Company LLC.
23.2	Consent of Vedder, Price, Kaufman & Kammholz, P.C. (included in Exhibit 5.1).
24.1	Powers of Attorney (included on the signature page of this Registration Statement).

Item 9.  Undertakings.

The Registrant hereby undertakes:

(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii)
to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that clauses (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in to the Registration Statement.

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(b)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in to the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, on the 19th day of September, 2006.

ROYAL FINANCIAL, INC.
By:	/s/ Donald A. Moll
Donald A. Moll President and Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Alan W. Bird and Donald A. Moll, and each of them, the true and lawful attorney-in-fact and agents of the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully as to all intents and purposes as each of the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Exchange Act of 1933, this report has been signed below by the following persons on behalf of the Company and in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE
/s/ Alan W. Bird Alan W. Bird	Chairman of the Board	September 19, 2006
/s/ Donald A. Moll Donald A. Moll	President, Chief Executive Officer and Director (principal executive officer)	September 19, 2006
/s/ Leonard Szwajkowski Leonard Szwajkowski	Senior Vice President and Chief Financial Officer (principal financial and accounting officer)	September 19, 2006
/s/ John T. Dempsey John T. Dempsey	Director	September 19, 2006
/s/ Barbara K. Minster Barbara K. Minster	Director	September 19, 2006
/s/ Peter C. Rolewicz Peter C. Rolewicz	Director	September 19, 2006
/s/ Rodolfo Serna Rodolfo Serna	Director	September 19, 2006

INDEX TO EXHIBITS

Exhibit Number	Description of Exhibit
4.1	Certificate of Incorporation of Royal Financial, Inc. (filed as an exhibit to the Registrant’s registration statement on Form SB-2 (File No. 333-119138) and incorporated herein by reference).
4.2	Bylaws of Royal Financial, Inc. (filed as an exhibit to the Registrant’s registration statement on Form SB-2 (File No. 333-119138) and incorporated herein by reference).
4.3	Royal Financial, Inc. 2005 Stock Option Plan (filed as an appendix to the Registrant’s proxy statement for its 2005 annual meeting of stockholders and incorporated herein by reference).
4.4
Royal Financial, Inc. 2005 Management Recognition and Retention Plan and Trust Agreement (filed as an appendix to the Registrant’s proxy statement for its 2005 annual meeting of stockholders and incorporated herein by reference).

5.1	Opinion of Vedder, Price, Kaufman & Kammholz, P.C.
23.1	Consent of Crowe Chizek and Company LLC.
23.2	Consent of Vedder, Price, Kaufman & Kammholz, P.C. (included in Exhibit 5.1).
24.1	Powers of Attorney (included on the signature page of this Registration Statement).